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                                                                     EXHIBIT 8.2

(212) 848-5370


                               September 18, 2000


travelbyus.com ltd.
204-3237 King George Highway
South Surrey, British Columbia
V4P 1B7

Ladies and Gentlemen:

          We have acted as special U.S. counsel for travelbyus.com ltd., an Ontario corporation (the "Company"), in connection with the preparation, execution and delivery of the Arrangement Agreement, dated as of May 3, 2000 (the "Agreement"), among the Company, Aviation Group, Inc., a Texas corporation ("Parent"), and Aviation Group Canada Ltd., an Ontario corporation and a wholly-owned subsidiary of Parent ("Aviation Subco"), and documents related or incidental thereto and transactions to be effected thereunder. We also have assisted in the preparation of the discussion entitled "Federal Income Tax Considerations Relating to the Arrangement - United States Federal Income Tax Considerations" in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). You have requested our opinion that the discussion entitled "Certain Tax Considerations Relating to the Arrangement - United States Federal Income Tax Considerations" in the Proxy Statement/Prospectus, insofar as it relates to statements of law or legal conclusions, is correct in all material respects. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Agreement or in the Proxy Statement/Prospectus.

          In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Agreement and related documents pertaining to the Arrangement. Based on the foregoing and the Internal Revenue Code of 1986, as amended, the Income Tax Regulations issued by the United States Treasury Department thereunder and administrative rulings of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, we are of the opinion that if the Arrangement is completed in accordance with the terms and conditions of the Agreement the discussion entitled "Federal Income Tax Considerations Relating to the Arrangement - United States Federal Income Tax Considerations" in the Proxy Statement/Prospectus, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

          This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. In accordance with customary practice relating to opinion letters, our opinion speaks only as of the date hereof and we disclaim any duty to update such opinion.



                                        Very truly yours,

                                        /s/ Shearman & Sterling

L.E.C.

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